Exhibit 99.1

China Biologic Reports Financial Results for the
Second Quarter and First Half of 2012

2Q12 Total Sales Up 21.1% to $50.5 Million
 2Q12 Non-GAAP Net Income Up 52.2% to $13.3 Million

BEIJING, China – August 9, 2012 – China Biologic Products, Inc. (NASDAQ: CBPO, "China Biologic" or the "Company"), a leading fully integrated plasma-based biopharmaceutical company in China, today announced its unaudited financial results for the second quarter of 2012.

Second Quarter 2012 Financial Highlights

  Total sales in the second quarter of 2012 increased by 21.1% to $50.5 million from $41.7 million in the same quarter of 2011.

  Gross profit increased by 17.8% to $34.3 million from $29.2 million in the same quarter of 2011. Gross margin was 68.0% in the second quarter of 2012 compared with 70.0% in the second quarter of 2011.

  Income from operations increased by 23.7% to $21.3 million from $17.2 million. The operating margin was 42.2% in the second quarter of 2012 compared with 41.4% in the second quarter of 2011.

  Net income attributable to the Company was $12.8 million, a decrease of 22.7% from $16.6 million in the same quarter of 2011. Non-GAAP adjusted net income attributable to the Company was $13.3 million or $0.50 per diluted share in the second quarter of 2012, representing a 52.2% increase from $8.7 million or $0.33 per diluted share in the same quarter of last year.

Mr. David (Xiaoying) Gao, Chairman and chief executive officer (“CEO”) of China Biologic, commented, “The latest quarter and first half of the year represented periods of positive change and growth at the Company. In the second quarter, both sales and income from operations grew over 20%. Non-GAAP adjusted net income attributable to the Company increased 52.2% to $13.3 million. As of the end of the first half of 2012, we have achieved over 50% of our full-year revenue target. Our direct sales model allows us to achieve better margins on most of our products and we also experienced increased market demand due to industry supply shortage for most plasma products during the period.”

“We are also pleased to announce that we received the manufacturing approval certificate from the SFDA for Human Coagulation Factor VIII in June 2012 and expect to commence commercial production later in 2012. This is a milestone for China Biologic, as the Company rounds out its product portfolio and reinforces its market leadership.”

Mr. Gao continued, “While focused on developing new plasma sources to grow our market penetration, internally China Biologic continues to strengthen its corporate governance structures as well. During the first half of 2012, the Board of Directors implemented key senior personnel changes, including my appointment as Chairman and CEO, and Mr. Ming Yang’s appointment as CFO. We believe we now have a strong executive team in place with valuable experience in China healthcare industry to implement the Company’s business strategies, ensure transparency and increase long-term shareholder value. At the board level, we are also proud to have added industry veteran Mr. Albert Yeung as an independent director.”

Second Quarter 2012 Financial Performances

Total sales in the second quarter of 2012 were $50.5 million, representing an increase of 21.1% from $41.7 million in the same quarter of 2011. Excepting foreign exchange influence, the increase in sales was primarily attributable to a mix of price and volume increases in certain plasma-based products, as well as a substantial increase in sales of placenta polypeptide products. During the three months ended June 30, 2012, most of the Company’s approved products recorded price increases of mid-teen percentages. The general price increase for the human albumin product and immunoglobulin product group was primarily attributable to a shortage of supply in the first half of 2012 following the provincial government’s decision to close certain plasma stations in Guizhou.

During the three months ended June 30, 2012, human albumin products and human immunoglobulin for intravenous injection (“IVIG”) products remained the largest two sales contributors.

  As a percentage of total sales, human albumin product revenue decreased to 38.7% in the second quarter of 2012 from 51.3% in the same quarter of 2011. During the three months ended June 30, 2012, sales volume of human albumin products declined by 18.4%, mainly due to decreased production volumes resulting from reduced raw material supply brought on by the closure of several plasma collection stations in Guizhou in 2011.

  As a percentage of total sales, IVIG revenue increased to 42.1% in the second quarter of 2012 from 38.6% in the same quarter of 2011. Sales volume of IVIG products increased by 15.2% in the reporting quarter, mainly due to the increased production volume and access to higher inventory levels built up in the later part of 2011 in anticipation of the seasonal demand associated with Hand-Foot-and-Mouth Disease outbreaks.

Cost of sales increased by 28.9% to $16.1 million in the second quarter of 2012, from $12.5 million in the same quarter of 2011. Cost of sales as a percentage of total sales was 32.0%, slightly up from 30.0% in the same quarter of 2011. Volume and percentage increases in cost of sales were mainly due to increased sales activities and higher compensation paid to plasma donors, which brought the company’s donor compensation amounts in line with the industry norm and helped the Company expand its plasma collection volume and donor base.

Gross profit increased by 17.8% to $34.3 million in the second quarter of 2012, from $29.2 million in the same quarter of 2011. Gross margin decreased slightly to 68.0% from 70.0% in the second quarter of 2011, due to the increase in raw material costs.

Total operating expenses in the second quarter of 2012 increased by 9.3% to $13.0 million from $11.9 million in the same quarter of 2011, primarily attributable to a 37.1% increase in selling expenses, which was partly offset by a 23.7% decrease in research and development expenses. As a percentage of total sales, total operating expenses decreased slightly to 25.8% for the three months ended June 30, 2012, from 28.6% in the same quarter of 2011.

Selling expenses in the second quarter of 2012 rose to $4.2 million from $3.0 million in the same quarter of 2011, representing an increase of 37.1%. The increase was primarily due to higher expenses related to selling expenses associated with the placenta polypeptide products since late December 2011. Excluding the selling expenses associated with placenta polypeptide products, selling expenses for plasma products were in line with the increase of sales. As a percentage of total sales, selling expenses was 8.3% in the second quarter of 2012, slightly up from 7.3% in the second quarter of 2011.

General and administrative expenses in the second quarter of 2012 rose to $7.9 million from $7.7 million in the same quarter of 2011, representing an increase of 3.5%. The increase was mainly due to the hiring of several senior management team members during the second quarter of 2012. As a percentage of total sales, general and administrative expenses was 15.7% in the second quarter of 2012, down from 18.4% in the second quarter of 2011.

Research and development expenses in the second quarter of 2012 declined to $0.9 million from $1.2 million in the same quarter of 2011, representing a decrease of 23.7%. The decrease in research and development expenses was primarily due to the fact that several research and development projects that we are currently undertaking are still in their earlier stages and do not require substantial investments. As a percentage of total sales, research and development expenses for the three months ended June 30, 2012 and 2011 were 1.8% and 2.9%, respectively.

Income from operations in the second quarter of 2012 was $21.3 million, an increase of 23.7% from $17.2 million in the same quarter of 2011.

Interest expense decreased to $0.2 million in the second quarter of 2012, from $2.3 million in the same period of 2011. The decrease was primarily due to that the convertible notes were fully converted in June 2011 and the short-term bank loans were repaid in May 2012.

Provision for income taxes in the second quarter of 2012 was $3.3 million, as compared to $5.3 million in the same quarter of 2011. The effective income tax rates were 15% and 20% for the three months ended June 30, 2012 and 2011, respectively.

Net income decreased by 5.2% to $19.6 million for the three months ended June 30, 2012, from $20.7 million in the same period of 2011. Net margins were 38.8% and 49.6% for the three months ended June 30, 2012 and 2011, respectively. The decrease was a result of the cumulative effects of the foregoing factors.

Net income attributable to the Company was $12.8 million, a decrease of 22.7% from $16.6 million in the same quarter of 2011. The decrease was a result of the cumulative effects of the foregoing factors.

Non-GAAP adjusted net income attributable to the Company was $13.3 million or $0.50 per diluted share in the second quarter of 2012 compared with $8.7 million or $0.33 per diluted share in the same quarter of 2011.

Non-GAAP adjusted net income and diluted earnings per share in the second quarter of 2012 excluded an aggregate $0.6 million gain, which was related to the change in the fair value of derivative liabilities, and $1.0 million of non-cash employee share-based compensation expenses.

First Half 2012 Financial Performances

Total sales in the first half of 2012 were $97.7 million, an increase of 28.3% from $76.1 million in the same period of 2011. The increase in sales was primarily attributable to a mix of price and volume increases in plasma-based products, as well as a substantial increase in sales of placenta polypeptide products.

As a percentage of total sales, sales from human albumin products and IVIG products were 46.4% and 37.4%, respectively, for the six months ended June 30, 2012.

Cost of sales increased by 45.9% to $31.8 million in the first half of 2012, from $21.8 million in the same period of 2011. Cost of sales as a percentage of total sales was 32.6%, as compared to 28.7% in the same period of 2011. Volume and percentage increases in cost of sales was mainly due to increased sales activities and higher compensation paid to plasma donors, which brought the Company’s donor compensation amounts in line with the industry norm.

Gross profit increased by 21.2% to $65.8 million in the first half of 2012 from $54.3 million in the same period of 2011. Gross margin decreased to 67.4% in the first half of 2012 from 71.3% in the same period of 2011, mainly due to the increase in raw material costs.

Total operating expenses in the first half of 2012 increased by 14.0% to $25.7 million from $22.5 million in the same period of 2011, primarily attributable to a 63.8% increase in selling expenses, which was partly offset by a 15.0% decrease in research and development expenses. As a percentage of total sales, total operating expenses decreased slightly to 26.3% for the six months ended June 30, 2012, from 29.6% in the same period of 2011.

Income from operations for the six months ended June 30, 2012 was $40.1 million, an increase of 26.4% from $31.8 million in the same period of 2011.

Provision for income taxes in the first half of 2012 was $6.5 million, as compared to $9.6 million in the same period of 2011. The effective income tax rates were 15% and 24% for the six months ended June 30, 2012 and 2011, respectively.

Net income attributable to the Company increased by 12.6% to $25.8 million for the six months ended June 30, 2012, from $22.9 million in the same period of 2011. Net margins were 26.4% and 30.1% for the six months ended June 30, 2012 and 2011, respectively.

Non-GAAP adjusted net income attributable to the Company was $26.0 million or $0.98 per diluted share for the six months ended June 30, 2012 compared with $16.7 million or $0.62 per diluted share in the same period of 2011.

Non-GAAP adjusted net income and diluted earnings per share in the six months ended June 30, 2012 excluded an aggregate $1.8 million gain, which was related to the change in the fair value of derivative liabilities, and $2.0 million of non-cash employee share-based compensation expenses.

As of June 30, 2012, the Company had cash and short-term investment of $105.8 million, compared to $89.4 million as of December 31, 2011.

Net cash provided by operating activities for the six months ended June 30, 2012 was $32.1 million, as compared to $12.3 million for the six months ended June 30, 2011.

Outlook

For the full year of 2012, the Company reiterates sales guidance of between $168 million and $176 million, representing a year-over-year growth of between approximately 10.0% and 15.0%. The Company estimates full year non-GAAP adjusted net income to be in the range of $38 million to $40 million.

Conference Call

The Company will host a conference call at 8:00 am, Eastern Time on Friday, August 10, 2012, which is 8:00 pm, Beijing Time on August 10, 2012, to discuss second quarter 2012 results and answer questions from investors. Listeners may access the call by dialing:

US:	+1 866 549 1292
International:	+852 3005 2050
Hong Kong:	3005 2050
China Domestic:	800 876 8626
China Domestic Mobile:	400 681 6949

Passcode:	674 477#

A telephone replay of the call will be available after the conclusion of the conference all through 11:59 pm, Eastern Time on August 17, 2012. The dial-in details are:

US:	+1 866 753 0743
International:	+852 3005 2020
Hong Kong:	3005 2020
China Domestic:	800 876 5016

Passcode:	138 012#

About China Biologic Products, Inc.

China Biologic Products, Inc. (Nasdaq: CBPO), is a leading fully integrated plasma-based biopharmaceutical company in China. The Company’s products are used as critical therapies during medical emergencies and for the prevention and treatment of life-threatening diseases and immune-deficiency related diseases. China Biologic is headquartered in Beijing and manufactures over 20 plasma-based products through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co., Ltd. and Guiyang Dalin Biologic Technologies Co., Ltd. The Company also has an equity investment in Xi'an Huitian Blood Products Co., Ltd. The Company sells its products to hospitals and other healthcare facilities in China. For additional information, please see the Company's website www.chinabiologic.com.

Non-GAAP Disclosure

This news release contains non-GAAP financial measures that exclude non-cash compensation expenses related to options granted to employees and directors under the Company's 2008 Equity Incentive Plan and changes in the fair value of derivative liabilities, including warrants and derivative instruments (including the conversion option) embedded in the Company's Senior Secured Convertible Notes (after adding back interest related to the convertible notes under the if-converted method). To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of these items in this release. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this news release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

Safe Harbor Statement

This news release may contain certain "forward-looking statements" relating to the business of China Biologic Products, Inc. and its subsidiaries. All statements, other than statements of historical fact included herein, are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect.

Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including its potential inability to achieve the expected operating and financial performance in 2012, potential inability to find alternative sources of plasma, potential inability to increase production at permitted sites, potential inability to mitigate the financial consequences of a temporarily reduced raw plasma supply through cost cutting or other efficiencies, and potential additional regulatory restrictions on its operations and those additional risks and uncertainties discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

China Biologic Products, Inc.
Mr. Ming Yin
Vice President
Phone: +86-10-6598-3099
Email: ir@chinabiologic.com

ICR Inc.
Mr. Rob Koepp
Phone: +86-10-6583-7516 or +1-646-405-5191
E-mail: rob.koepp@icrinc.com

Financial statements follow.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the three months ended		For the six months ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Sales
External customers	$50,466,339	$41,664,996	$97,693,800	$76,060,234
Related party	-	462	-	76,046
Total sales	50,466,339	41,665,458	97,693,800	76,136,280

Cost of sales
External customers	16,130,889	12,512,359	31,846,616	21,789,563
Related party	-	210	-	34,604
Cost of sales	16,130,889	12,512,569	31,846,616	21,824,167

Gross profit	34,335,450	29,152,889	65,847,184	54,312,113

Operating expenses
Selling expenses	4,165,242	3,038,143	8,991,349	5,488,056
General and administrative expenses	7,932,372	7,665,306	15,078,166	15,129,447
Research and development expenses	929,489	1,218,977	1,640,077	1,929,968

Income from operations	21,308,347	17,230,463	40,137,592	31,764,642

Other (income) / expenses
Equity in income of an equity method investee	(451,891)	(463,688)	(1,474,303)	(734,082)
Change in fair value of derivative liabilities	(559,758)	(11,175,384)	(1,769,140)	(12,197,249)
Interest expense	157,635	2,300,601	766,198	3,981,523
Interest income	(765,717)	(269,594)	(1,309,112)	(439,725)
Other expenses, net	1,797	846,051	102,786	1,070,282
Total other (income) / expenses, net	(1,617,934)	(8,762,014)	(3,683,571)	(8,319,251)

Earnings before income tax expense	22,926,281	25,992,477	43,821,163	40,083,893

Income tax expense	3,333,616	5,317,249	6,510,331	9,580,465

Net income	19,592,665	20,675,228	37,310,832	30,503,428

Less: Net income attributable to the noncontrolling interest	6,753,894	4,075,523	11,514,755	7,594,748

Net income attributable to China Biologic Products, Inc.	12,838,771	16,599,705	25,796,077	22,908,680

Earnings per share:
Basic	$0.50	$0.67	$1.00	$0.94
Diluted	$0.46	$0.28	$0.90	$0.53
Weighted average shares used in computation:
Basic	25,875,164	24,632,774	25,738,145	24,492,728
Diluted	26,627,160	26,738,279	26,581,824	26,802,683
Other Comprehensive income, net of nil income taxes
Foreign currency translation adjustment	136,178	2,699,426	1,313,135	3,825,840

Comprehensive income	19,728,843	23,374,654	38,623,967	34,329,268

Less: Comprehensive income attributable to the	6,750,933	4,526,465	11,766,768	8,314,296

Comprehensive income attributable to China Biologic	$12,977,910	$18,848,189	$26,857,199	$26,014,972

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES UNAUDITED CONSOLIDATED BALANCE SHEETS
	June 30,	December 31,
	2012	2011

ASSETS
Current Assets
Cash	$104,487,225	$89,411,835
Short-term investment	1,347,250	-
Accounts receivable, net of allowance for doubtful accounts	21,539,879	16,757,368
Inventories	69,744,364	71,338,590
Other receivables	1,843,139	2,594,461
Prepayments and prepaid expenses	2,063,454	1,591,696
Deferred tax assets	1,768,319	1,999,563
Total Current Assets	202,793,630	183,693,513
Property, plant and equipment, net	40,438,504	40,546,539
Intangible assets, net	5,109,949	6,520,671
Land use rights, net	5,779,983	5,487,343
Prepayments and deposits for property, plant and equipment	7,856,130	4,287,492
Equity method investment	9,888,236	8,357,017
Total Assets	$271,866,432	$248,892,575

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term bank loans	$-	$11,018,000
Accounts payable	3,486,567	4,996,463
Due to related parties	4,597,741	3,319,938
Other payables and accrued expenses	23,364,025	30,661,794
Advance from customers	5,287,022	4,365,523
Advance from customers – a related party	-	486,602
Income tax payable	3,227,566	5,373,633
Other taxes payable	2,280,812	2,189,913
Derivative liabilities - warrants	-	5,410,419
Total Current Liabilities	42,243,733	67,822,285
Other payable	344,804	343,477
Deferred tax liabilities	1,478,650	1,685,772
Total Liabilities	44,067,187	69,851,534

Stockholders’ Equity
Common stock: par value $.0001; 100,000,000 shares authorized;
26,538,625 and 25,601,125 shares issued and outstanding at June 30,
2012 and December 31, 2011, respectively	2,654	2,560
Additional paid-in capital	58,972,454	48,838,311
Retained earnings	99,716,888	73,920,811
Accumulated other comprehensive income	13,811,804	12,750,682
Total stockholders’ equity attributable to China Biologic Products, Inc.	172,503,800	135,512,364

Noncontrolling interest	55,295,445	43,528,677

Total Equity	227,799,245	179,041,041

Commitments and contingencies	-	-

Total Liabilities and Equity	$271,866,432	$248,892,575

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the six months ended
	June 30, 2012	June 30, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$37,310,832	$30,503,428
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	2,281,223	2,192,436
Amortization	1,525,267	1,769,484
Loss on sale of property, plant and equipment	60,518	133,218
Allowance / (reversal of allowance) for doubtful accounts, net	57,532	(14,674)
Write-down of obsolete inventories	49,703	151,014
Deferred tax expense / (benefit), net	26,341	(677,477)
Stock compensation	1,992,958	2,418,287
Change in fair value of derivative liabilities	(1,769,140)	(12,197,249)
Amortization of deferred note issuance cost	-	91,945
Amortization of discount on convertible notes	-	3,503,767
Equity in income of an equity method investee	(1,474,303)	(734,082)
Change in operating assets and liabilities
Accounts receivable - third parties	(4,692,006)	(10,150,102)
Accounts receivable - a related party	-	214,587
Other receivables	179,282	27,582
Inventories	2,045,191	(9,319,703)
Prepayments and prepaid expenses	(471,755)	(1,299,510)
Accounts payable	(1,546,373)	1,200,716
Other payables and accrued expenses	(3,053,145)	378,573
Due to related parties	1,255,867	-
Advance from customers	891,890	857,251
Advance from customers – a related party	(490,497)	-
Income tax payable	(2,185,825)	2,735,990
Other taxes payable	75,672	563,983
Net cash provided by operating activities	32,069,232	12,349,464

CASH FLOWS FROM INVESTING ACTIVITIES:
Dividend received	555,310	-
Purchase of property, plant and equipment	(5,098,533)	(4,596,500)
Purchase of intangible assets and land use right	(796,707)	(413,925)
Purchase of short-term investment	(1,348,610)	-
Net cash used in investing activities	(6,688,540)	(5,010,425)

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDTIED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	For the six months ended
	June 30, 2012	June 30, 2011

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from warrants exercised	4,500,000	-
Proceeds from stock option exercised	-	100,000
Proceeds from short term bank loans	-	18,373,200
Repayment for short term bank loans	(11,106,200)	(3,062,200)
Acquisition of noncontrolling interest	-	(7,635,000)
Dividend paid by subsidiaries to noncontrolling interest shareholders	(4,379,016)	(5,589,920)
Net cash used in financing activities	(10,985,216)	2,186,080

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	679,914	2,375,192

NET DECREASE IN CASH	15,075,390	11,900,311

Cash, beginning of period	89,411,835	64,941,368

Cash, end of period	$104,487,225	$76,841,679

Supplemental cash flow information
Cash paid for income taxes	$8,669,815	$7,521,952
Cash paid for interest expense	$204,982	$370,918
Noncash investing and financing activities:
Convertible notes conversion	$-	$12,972,000
Utilization of prepayments and deposits to acquire property,
plant and equipment	$-	$836,000
Exercise of warrants that were liability classified	$3,641,279	$-
Acquisition of property, plant and equipment included in payables	$347,439	$1,993,920

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2012 and 2011
	For the three months ended		For the three months ended
	6/30/2012		6/30/2011
Net Income Diluted EPS	Net Income	EPS	Net Income	EPS
Adjusted Net Income for diluted net income per share - Non GAAP	$13,309,552	$0.50	$8,744,754	$0.33
Non-cash employee stock compensation	$(1,030,539)		$(1,243,405)
Adjusted Net Income for diluted net income per share	$12,279,013	$0.46	$7,501,349	$0.28
Interest on the Notes	$-		$(2,077,028)
Gain from change in fair value of embedded conversion option in the Notes	$-		$5,781,624
Gain from change in fair value of warrants	$559,758		$5,393,760
Net Income attributable to controlling interest	$12,838,771		$16,599,705
Weighted average number of Shares used in computation of Non GAAP diluted EPS	26,627,160		26,738,279

	For the six months ended		For the six months ended
	6/30/2012		6/30/2011
Net Income Diluted EPS	Net Income	EPS	Net Income	EPS
Adjusted Net Income for diluted net income per share - Non GAAP	$26,019,895	$0.98	$16,709,885	$0.62
Non-cash employee stock compensation	$(1,992,958)		$(2,418,287)
Adjusted Net Income for diluted net income per share	$24,026,937	$0.90	$14,291,598	$0.53
Interest on the Notes	$-		$(3,580,167)
Gain from change in fair value of embedded conversion option in the Notes	$-		$6,289,661
Gain from change in fair value of warrants	$1,769,140		$5,907,588
Net Income attributable to controlling interest	$25,796,077		$22,908,680
Weighted average number of Shares used in computation of Non GAAP diluted EPS	26,581,824		26,802,683